Exhibit 5(a)

Baker & McKenzie LLP

1900 N. Pearl Street
Suite 1500
Dallas, Texas 75201
United States
October 7, 2019
Tel: +1 214 978 3000
Fax: +1 214 978 3099
www.bakermckenzie.com

Oncor Electric Delivery Company LLC

1616 Woodall Rodgers Fwy.

Dallas, Texas 75202

Ladies and Gentlemen,

As set forth in the Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of $500,000,000 aggregate principal amount of its 2.75% Senior Secured Notes due 2024 (the “2024 Exchange Notes”), $300,000,000 aggregate principal amount of its 3.70% Senior Secured Notes due 2028 (the “2028 Exchange Notes”), $500,000,000 aggregate principal amount of its 3.80% Senior Secured Notes due 2049 (the “3.80% 2049 Exchange Notes”) and $700,000,000 aggregate principal amount of its 3.10% Senior Secured Notes due 2049 (the “3.10% 2049 Exchange Notes” and together with the 2024 Exchange Notes, the 2028 Exchange Notes and the 3.80% 2049 Exchange Notes, the “Exchange Notes”), to be offered by the Company in exchange (the “Exchange Offers”) for a like principal amount of the Company’s issued and outstanding 2.75% Senior Secured Notes due 2024 (the “2024 Outstanding Notes”), 3.70% Senior Secured Notes due 2028 (the “2028 Outstanding Notes”), 3.80% Senior Secured Notes due 2049 (the “3.80% 2049 Outstanding Notes”) and 3.10% Senior Secured Notes due 2049 (the “3.10% 2049 Outstanding Notes” and together with the 2024 Outstanding Notes, the 2028 Outstanding Notes and the 3.80% 2049 Outstanding Notes, the “Outstanding Notes”), respectively, we are passing upon certain legal matters in connection with the Exchange Notes by the Company. The Exchange Notes are to be issued under the indenture dated as of August 1, 2002, as amended and supplemented, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York Mellon, formerly The Bank of New York), as trustee (the “Indenture”).

In our capacity as counsel to the Company in connection with the matters referred to above, we have examined (i) the Company’s Certificate of Formation and Third Amended and Restated Limited Liability Company Agreement, as amended to date, (ii) the originals, or copies certified or otherwise identified, of the Indenture and of corporate records of the Company, including minute books of the Company, as furnished to us by the Company, (iii) the form of Exchange Notes, and (iv) certificates of public officials and of representatives of the Company, statutes and other instruments and documents, we deemed necessary as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. We have assumed

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that (i) the signatures on all documents examined by us are genuine and that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the originals thereof, (ii) each natural person signing any document reviewed by us had the legal capacity to do so, (iii) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity, and (iv) each of the Indenture and the Exchange Notes has been duly authorized, executed and delivered by the parties thereto (other than the Company) in substantially the form reviewed by us and represents a legal, valid and binding obligation of such parties (except with respect to the Company, to the extent covered in our opinions below). We also have assumed that (i) prior to the commencement of the Exchange Offers, the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offers as contemplated in the Registration Statement.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding or at law) and the discretion of the court before which any proceeding therefor may be brought, and (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of law of the State of New York, the Delaware Limited Liability Company Act and applicable federal law and no opinion is expressed herein as to any matters governed by any other laws. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond the opinions expressly stated herein. We assume no obligation to revise or supplement this opinion or advise you of any changes in any matter set forth herein after the effective date of the Registration Statement. We hereby consent to the filing of this opinion of counsel as Exhibit 5(a) to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker McKenzie LLP

Baker & McKenzie LLP

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